Exhibit 99

For Immediate Release Monday, June 30, 2003	Contact Information Investors: Roberto R. Thomae (210) 496-5300 ext. 214, bthomae@txco.com Media: Paul Hart (210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Updates Maverick Basin Operations; Oil Output Nearly Doubles as Active Drilling Program Continues

SAN ANTONIO - June 30, 2003 - The Exploration Company (Nasdaq:TXCO) today announced oil production has increased more than 90 percent since March 31 in its latest Maverick Basin operations update.

     TXCO's net oil output stood at 2,054 barrels of oil per day (BOPD) in mid June compared with 1,074 BOPD at the end of March. Natural gas production was 6.3 million cubic feet per day (MMcfd), a 3 percent decrease from March 31. Combined daily production reached 18.6 million cubic feet of gas equivalent per day, more than a 40 percent increase since the end of March 2003.

     TXCO has participated in a record 41 new wells thus far in 2003, including a well spudded Friday in the Pena Creek Field - surpassing TXCO's previous record of 37 wells drilled during all of 2002. In addition, the Company has re-entered four existing wells this year. While the Company approaches mid-year 2003 slightly behind schedule on its original, 93-well target, TXCO anticipates accelerating its development program pending review of ongoing drilling results. Five drilling rigs are now working on TXCO's Maverick Basin lease block with a sixth and seventh currently scheduled to start in July. The Company's record annual capital budget of $33.1 million includes $26.4 million earmarked for drilling. Current drilling and operating highlights include:

Glen Rose Oil

     TXCO completed the Comanche 4-111H well in mid June, the second of 13 horizontal wells planned for 2003 to the Glen Rose porosity interval. The well currently is producing approximately 1,380 BOPD and no water to TXCO and its operating partner, Saxet Energy Ltd. The well was drilled horizontally with a 4,300-foot lateral extension through the oil-bearing zone of the producing structure.

Production from the Comanche Halsell (6500) Field currently averages approximately 3,760 BOPD and 4,600 barrels of water per day (BWPD) from 11 producing wells. Seven wells are shut-in and remain under evaluation for horizontal recompletions. The field's first horizontal well, the Comanche 3-111H, went on production in April and is currently producing approximately 820 BOPD and 370 BWPD. Drilling is under way on a third horizontal well, the Comanche 1-117H, targeting a July completion.

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     TXCO spudded five of 13 vertical wells targeting the porosity interval in 2003. Four of those wells were spudded since the end of March. Two wells are currently drilling and one is awaiting completion. The fourth well, the Comanche 1-46, went on production in early May and at mid June was producing approximately 100 BOPD and 1,000 BWPD. In addition to increasing production, the vertical delineation wells will accelerate determination of the areal extent of the oil-bearing portion of the porosity interval, which was originally identified by 3-D seismic across approximately 20 square miles of TXCO's Maverick Basin lease block. Based on its success to date, TXCO expects to realize significant new Glen Rose oil reserve additions by year end.

Horizontal Glen Rose Shoal

     TXCO has placed three horizontal Glen Rose shoal wells on production in recent months and a fourth is awaiting completion. One well began production in early April at 1.9 MMcfd and 12 BOPD. In May, the second well went on production at 917,000 cubic feet per day (Mcfd) and the third in late May at just over 1 MMcfd. In mid June, the Chittim E. (Rodessa 5300) Field had gross production of 8.5 MMcfd and 30 BOPD, compared with 7.4 MMcfd and 35 BOPD at the end of the March. TXCO has drilled six of the 17 Glen Rose shoal horizontal wells budgeted this year.

Georgetown Deviated Wells

     TXCO has realized mixed success to date in tapping the Georgetown formation through use of deviated well techniques. The wells are engineered to cut across the formation's nearly vertical faults at deviated angles, targeting higher flow rates and production compared to similarly situated conventional wells. TXCO has spudded the first eight of 25 Georgetown deviated wells planned for 2003, including three new wells spudded since the end of March. Of these new wells, one is on production, one awaits completion while one is shut in pending further geological and engineering evaluation. Drilling is scheduled to resume upon arrival of a new drilling rig in July that will replace a contractor released earlier this month. Gross Georgetown production rates in mid June reached 274 BOPD and 501 Mcfd from nine producing wells, sharply higher than the 5 BOPD and 121 Mcfd at March 31 from six wells.

San Miguel Waterflood

     The Pena Creek Field remains a center of activity as TXCO continues its successful infill drilling program to reach bypassed reserves in the San Miguel formation. Seven Pena Creek wells were spudded since March, four of which are now on production while completion operations continue on the other three. In mid June, production from the Pena Creek waterflood project had risen to 423 BOPD and 1,645 BWPD, compared with 350 BOPD and 1,151 BWPD at March 31.

     By the end of June, TXCO will have met its original, 15-well target for 2003 in the Pena Creek Field. Based on its success to date, TXCO plans to drill at least five additional infill wells this year and expects to realize significant new San Miguel oil reserve additions by year end. Ongoing geological, seismic and engineering review of the field has identified over 80 infill locations for future drilling.

Coalbed Methane

     TXCO continues the dewatering phase of its Olmos/coalbed methane (CBM) project that began in 2001. At mid June, 36 wells were producing 183 Mcfd and 1,832 BWPD, compared with 171 Mcfd and 2,329 BWPD at the end of March. Three wells currently are shut in for operational reasons. Three other wells have achieved 50 percent to 100 percent increases in gas production during the last 30 days. The Company believes this significant increase in gas production could signify the beginning of the project's successful dewatering phase. The Company remains confident the CBM project will add significant reserves in coming years.

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Jurassic

     Drilling continues below 10,000 feet on the Taylor 1-132 wildcat, operated by TXCO's partner, Blue Star Oil & Gas Ltd. The well, permitted to18,500 feet, is now projected to reach total depth in an additional 75 to 90 days following mechanical delays. Drilling began in late March. The well targets the basin's untested Jurassic formations beneath TXCO's Paloma lease. Because all other interior basins around the Gulf of Mexico have produced significant oil and gas from the Jurassic formation, TXCO believes the Jurassic in the Maverick Basin will ultimately prove to be productive.

Looking Ahead

     James E. Sigmon, president and chief operating officer, said TXCO's record drilling program will continue in the second half of 2003. "We continue to prove the value of our multi-play/multi-pay strategy in the Maverick Basin," he said. "We are encouraged by the excellent results we have had thus far in 2003. The first two Comanche horizontal wells appear to have confirmed that horizontal drilling can increase oil recovery from the Glen Rose porosity. We're also closely monitoring the process of our CBM dewatering as we see increases in gas production and a corresponding decline in water output from three of the wells. This matches production trends established at other successful CBM projects. We also look forward to the Jurassic well reaching total depth during the third quarter."

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to acquire undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to expected production levels, establishment of reserves, drilling plans, including the timing, category, number, depth, and cost of wells to be drilled, expected geological formations or the availability of specific services or technologies. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2002, and its Form 10-Q for the quarter ended March 31, 2003. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge, upon request from the Company.

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